Exhibit 99.1

WAL-MART

STORES, INC.

  800-331-0085 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498
Anthony Clark 479-277-9558
Media Relations Contact
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Third Quarter Sales and Earnings

BENTONVILLE, Ark., Nov. 13, 2007 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported its sales and earnings for the quarter ended Oct. 31, 2007. Net sales for the third quarter of fiscal year 2008 were approximately $90.9 billion, an increase of 8.8 percent over the third quarter of fiscal year 2007. Income from continuing operations for the quarter was $2.86 billion.

Earnings per share from continuing operations were $0.70, up from $0.62 per share in the same prior year quarter. Earnings per share from continuing operations for the third quarter were impacted positively $0.01 per share due to the recognition of $46.5 million in after tax gains from the sale of certain real estate properties.

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2007	2006	Percent Change	2007	2006	Percent Change
Net Sales:
Wal-Mart Stores	$57.651	$54.179	6.4%	$172.101	$162.067	6.2%
Sam’s Club	10.826	10.206	6.1%	32.526	30.453	6.8%
International	22.403	19.158	16.9%	63.630	54.382	17.0%
Total Company	$90.880	$83.543	8.8%	$268.257	$246.902	8.6%

“Our results for the third quarter reflect the improved performance of our U.S. operations. Both Wal-Mart Stores U.S. and Sam’s Club increased profits faster than sales. Wal-Mart International posted a solid quarter as well,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “Our focus on managing inventory this quarter was very positive.

“During the Christmas and holiday season, our price leadership position will benefit both our customers and the Company,” Scott added. “We have set the stage for a successful fourth quarter.”

Segment Operating Income

Segment operating income from continuing operations for each of the Company’s operating segments, which is defined as income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations, was as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2007	2006	Percent Change	2007	2006	Percent Change
Operating Income:
Wal-Mart Stores	$4.013	$3.611	11.1%	$12.214	$11.585	5.4%
Sam’s Club	0.362	0.341	6.2%	1.172	1.045	12.2%
International	1.081	0.995	8.6%	3.026	2.743	10.3%

As the Company discussed in the first quarter of fiscal year 2008, the above measurement of segment operating income was changed starting in the first quarter to be consistent with certain changes to internal management reporting. Therefore, certain direct segment costs that were previously retained and managed as corporate overhead costs are now allocated to the appropriate operating segment.

Comparable Store Sales

The Company reports comparable store sales in this earnings release based on the calendar months in the quarters and the nine-month periods ended Oct. 31, 2007 and 2006. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended October 31,		Three Months Ended October 31,		Three Months Ended October 31,
	2007	2006	2007	2006	2007	2006
Wal-Mart Stores	1.0%	1.5%	1.0%	1.5%	0.0%	0.0%
Sam’s Club	3.9%	1.8%	3.8%	0.0%	-0.1%	-1.8%

Total U.S.	1.5%	1.5%	1.5%	1.2%	0.0%	-0.3%

	Without Fuel		With Fuel		Fuel Impact
	Nine Months Ended October 31,		Nine Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006	2007	2006
Wal-Mart Stores	0.7%	2.2%	0.7%	2.2%	0.0%	0.0%
Sam’s Club	4.8%	2.8%	4.8%	2.8%	0.0%	0.0%

Total U.S.	1.4%	2.3%	1.4%	2.3%	0.0%	0.0%

Guidance

For the fourth quarter of fiscal year 2008, the Company estimates the comparable store sales increase in the United States to be between flat and 2 percent, according to Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer.

“We expect earnings per share from continuing operations for the fourth quarter to be between $0.99 and $1.03, resulting in the full year Company forecast for earnings per share from continuing operations of $3.13 to $3.17,” said Schoewe. “This guidance includes an anticipated restructuring charge for Seiyu of approximately $40 million after tax in the fourth quarter.”

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call will be available in the investor information area on the Company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s common stock is listed on the New York Stock Exchange under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to the Company’s estimate of its comparable store sales for the fourth quarter of fiscal year 2008 and its estimate of its earnings per share from continuing operations for the fourth quarter of fiscal year 2008 and for all of fiscal year 2008 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word “estimates,” “expect” “forecast” and “anticipated” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

3

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Revenues:
Net sales	$90,880	$83,543	$268,257	$246,902
Membership and other income	1,069	924	3,114	2,670

	91,949	84,467	271,371	249,572

Costs and expenses:
Cost of sales	69,292	63,765	205,192	188,587
Operating, selling, general and administrative expenses	17,685	16,237	51,064	46,920

Operating income	4,972	4,465	15,115	14,065

Interest:
Debt	474	434	1,326	1,188
Capital leases	63	55	174	192
Interest income	(78)	(65)	(243)	(196)

Interest, net	459	424	1,257	1,184

Income from continuing operations before income taxes and minority interest	4,513	4,041	13,858	12,881

Provision for income taxes	1,557	1,363	4,765	4,388

Income from continuing operations before minority interest	2,956	2,678	9,093	8,493
Minority interest	(99)	(84)	(305)	(254)

Income from continuing operations	2,857	2,594	8,788	8,239
Income (loss) from discontinued operations, net of tax	—	53	(153)	(894)

Net income	$2,857	$2,647	$8,635	$7,345

Net income per common share:
Basic income per common share from continuing operations	$0.71	$0.62	$2.15	$1.98
Basic income (loss) per common share from discontinued operations	—	0.01	(0.04)	(0.22)

Basic net income per common share	$0.71	$0.63	$2.11	$1.76

Diluted income per common share from continuing operations	$0.70	$0.62	$2.14	$1.97
Diluted income (loss) per common share from discontinued operations	—	0.01	(0.03)	(0.21)

Diluted net income per common share	$0.70	$0.63	$2.11	$1.76

Weighted-average number of common shares:
Basic	4,051	4,169	4,092	4,168
Diluted	4,056	4,173	4,097	4,172

Dividends declared per common share	$—	$—	$0.88	$0.67

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	October 31, 2007	October 31, 2006	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,950	$5,908	$7,373
Receivables	3,070	2,477	2,840
Inventories	39,555	38,531	33,685
Prepaid expenses and other	3,337	2,707	2,690

Total current assets	50,912	49,623	46,588
Property and equipment, at cost	120,775	107,073	109,798
Less accumulated depreciation	(27,771)	(24,159)	(24,408)

Property and equipment, net	93,004	82,914	85,390
Property under capital leases	5,690	5,421	5,392
Less accumulated amortization	(2,563)	(2,313)	(2,342)

Property under capital leases, net	3,127	3,108	3,050
Goodwill	14,898	13,257	13,759
Other assets and deferred charges	3,123	2,217	2,406

Total assets	$165,064	$151,119	$151,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$9,126	$7,968	$2,570
Accounts payable	30,800	29,263	28,090
Dividends payable	896	607	—
Accrued liabilities	14,806	14,283	14,675
Accrued income taxes	—	252	706
Long-term debt due within one year	4,412	5,490	5,428
Obligations under capital leases due within one year	309	300	285

Total current liabilities	60,349	58,163	51,754
Long-term debt	30,070	24,154	27,222
Long-term obligations under capital leases	3,520	3,622	3,513
Deferred income taxes and other	5,614	4,785	4,971
Minority interest	2,432	1,632	2,160

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	3,421	3,237	3,247
Retained earnings	55,519	53,738	55,818
Accumulated other comprehensive income	4,139	1,788	2,508

Total shareholders’ equity	63,079	58,763	61,573

Total liabilities and shareholders’ equity	$165,064	$151,119	$151,193

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION	Nine Months Ended October 31,
	2007	2006
Cash flows from operating activities:
Net income	$8,635	$7,345
Loss from discontinued operations, net of tax	153	894

Income from continuing operations	8,788	8,239
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,656	4,013
Other	285	427
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	31	103
Increase in inventories	(5,037)	(6,198)
Increase in accounts payable	1,450	3,501
(Decrease) increase in accrued liabilities	(1,010)	25

Net cash provided by operating activities of continuing operations	9,163	10,110
Net cash used in operating activities of discontinued operations	—	(45)

Net cash provided by operating activities	9,163	10,065

Cash flows from investing activities:
Payments for property and equipment	(10,896)	(11,417)
Proceeds from disposal of property and equipment	478	262
Proceeds from disposal of certain international operations, net	—	610
Investment in international operations, net of cash acquired	(461)	(68)
Other investing activities	(87)	(142)

Net cash used in investing activities of continuing operations	(10,966)	(10,755)
Net cash provided by investing activities of discontinued operations	—	44

Net cash used in investing activities	(10,966)	(10,711)

Cash flows from financing activities:
Increase in commercial paper	6,481	4,200
Proceeds from issuance of long-term debt	7,967	3,282
Payment of long-term debt	(6,671)	(4,847)
Dividends paid	(2,707)	(2,118)
Purchase of Company stock	(5,279)	—
Other financing activities	(669)	(424)

Net cash (used in) provided by financing activities	(878)	93

Effect of exchange rates on cash	258	47

Net decrease in cash and cash equivalents	(2,423)	(506)
Cash and cash equivalents at beginning of year (1)	7,373	6,414

Cash and cash equivalents at end of period	$4,950	$5,908

(1)	Includes cash and cash equivalents of discontinued operations of $221 million at January 31, 2006.